EXHIBIT 10 TO FORM 10-Q
                              (Material Contracts)




Exhibit   Page
  No.     No.       Description
-------   ----      -----------
  10.1    *         Lease with Capitol Properties Four, L.C.
  10.2    *         1998 Incentive Stock Option Plan
  10.3    *         Security Agreement with Michael and Barbara Feaster
  10.4    *         Employment Agreement with Robert H. Reback, President and
                    Chief Executive Officer
  10.5    *         Employment Agreement with David P. Faulkner, Executive Vice
                    President and Managing Director of Machine Control Products
  10.6    *         Employment Agreement with Michael D. Feaster, Vice
                    President of Software Development
  10.7    *         Employment Agreement with Steven K. Sorensen, Vice
                    President and Chief Technical Officer
  10.8    *         Employment Agreement with Riley G. Astill, Vice President
                    of Finance, Chief Financial Officer, Treasurer and Secretary
  10.9    *         Amendment 1 to 1998 Incentive Stock Option Plan
  10.10   *         Amendment 2 to 1998 Incentive Stock Option Plan
  10.11   E-10.1    Form of Indemnification Agreement with directors and
                    officers
  10.12   E-10.8    Settlement Agreement and Mutual Release with Peter Manley
                    and Jana Manley

--------------------------------------------------------------------------------
*Incorporated by reference (See exhibit listing above in ITEM 6. Exhibits and Reports on Form 8-K.)

                                  Exhibit 10.11
                       (Form of Indemnification Agreement)


     Each director and officer of Cimetrix has executed an Indemnification Agreement in the form attached as Exhibit 10.11, each of the agreements being made effective June 21, 2001.


                            INDEMNIFICATION AGREEMENT


     THIS INDEMNIFICATION AGREEMENT (the "Agreement") is made and entered into this ______ day of _______, 200__, by and between CIMETRIX INCORPORATED, a Nevada corporation (the "Company"), and _________________ ("Indemnitee").

                              W I T N E S S E T H :

     WHEREAS, the Company and Indemnitee recognize the increasing difficulty in obtaining directors' and officers' liability insurance, the significant increases in the cost of such insurance and the general reductions in the coverage of such insurance;

     WHEREAS, the Company and Indemnitee further recognize the substantial increase in corporate litigation in general, subjecting officers and directors to expensive litigation risks at the same time as the availability and coverage of liability insurance has been severely limited;

     WHEREAS, Indemnitee does not regard the current protection available as adequate under the present circumstances, and Indemnitee and other officers and directors of the Company may not be willing to continue to serve as officers and directors without additional protection; and

     WHEREAS, the Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve as officers and directors of the Company and to indemnify its officers and directors so as to provide them with the maximum protection permitted by law.

     NOW, THEREFORE, the Company and Indemnitee hereby agree as follows:

1.       Indemnification
         ---------------

     1. Third Party Proceedings. The Company shall indemnify Indemnitee if Indemnitee is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the Company) by reason of the fact that Indemnitee is or was a director or officer of the Company, or any subsidiary of the Company, by reason of any action or inaction on the part of Indemnitee while an officer or director, or by reason of the fact that Indemnitee is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with such action, suit or proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Indemnitee's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and that, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee's conduct was unlawful.


                                      E-10.1

     2. Proceedings by or in the Right of the Company. The Company shall indemnify Indemnitee if Indemnitee is or was a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company or any subsidiary of the Company to procure a judgment in its favor by reason of the fact that Indemnitee is or was a director or officer of the Company, or any subsidiary of the Company, by reason of any action or inaction on the part of Indemnitee while an officer or director, or by reason of the fact that Indemnitee is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by Indemnitee in connection with the defense or settlement of such action or suit if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. Indemnification shall not be made for any claim, issue or matter as to which Indemnitee shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. Mandatory Payment of Expenses. To the extent that Indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Subsections (a) and (b) of this Section 1, or in defense of any claim, issue or matter therein, the Company shall indemnify Indemnitee against expenses, including attorneys' fees actually and reasonably incurred by Indemnitee in connection with the defenses. Expenses of Indemnitee incurred in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of Indemnitee to repay such amounts advanced only if, and to the extent that, they are ultimately determined by a court of competent jurisdiction that Indemnitee is not entitled to be indemnified by the Company.

2.       Expenses; Indemnification Procedure
         -----------------------------------

     1. Advancement of Expenses. The Company shall advance all expenses incurred by Indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action, suit or proceeding referenced in Sections 1(a) or (b) hereof. Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined by a court of competent jurisdiction that Indemnitee is not entitled to be indemnified by the Company as authorized hereby The advances to be made hereunder shall be paid by the Company to Indemnitee within twenty (20) days following delivery of a written request therefor by Indemnitee to the Company.


                                      E-10.2

     2. Notice; Cooperation by Indemnitee. Indemnitee shall, as a condition precedent to his right to be indemnified under this Agreement, give the Company notice in writing as soon as practicable of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement. Notice to the Company shall be directed to Cimetrix Incorporated, 6979 South High Tech Drive, Salt Lake City, Utah 84047-3757 (or such other address as the Company shall designate in writing to Indemnitee). Notice shall be deemed received on the third business day after the date postmarked if sent by domestic certified or registered mail, properly addressed; otherwise, notice shall be deemed received when such notice shall actually be received by the Company. In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee's power.

     3. Procedure. Any indemnification and advances provided for in Section 1 and this Section 2 shall be made no later than twenty (20) days after receipt of the written request of Indemnitee. If a claim under this Agreement, under any statute, or under any provision of the Company's Articles of Incorporation or Bylaws providing for indemnification, is not paid in full by the Company within twenty (20) days after a written request for payment thereof has first been received by the Company, Indemnitee may, but need not, at any time thereafter bring an action against the Company to recover the unpaid amount of the claim and, subject to Section 12 of this Agreement, Indemnitee shall also be entitled to be paid for the Expenses (including reasonable attorneys' fees) of bringing such action. It shall be a defense to any such action (other than an action brought to enforce a claim for Expenses incurred in connection with any Proceeding in advance of its final disposition) that Indemnitee has not met the standard of conduct which make it permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed, but the burden of proving such defense shall be on the Company and Indemnitee shall be entitled to receive interim payments of Expenses pursuant to Subsection 2(a) unless and until such defense may be finally adjudicated by court order or judgment from which no further right of appeal exits. It is the parties' intention that if the Company contests Indemnitee's right to indemnification, the question of Indemnitee's right to indemnification shall be for the court to decide, and neither the failure of the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its stockholders) to have made a determination that indemnification of Indemnitee is proper in the circumstances because Indemnitee has not met such applicable standard of conduct, shall create a presumption that Indemnitee has or has not met the applicable standard of conduct.

     4. Notice to Insurers. If, at the time of the receipt of a notice of a claim pursuant to Section 2(b) hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

                                      E-10.3

     5. Selection of Counsel.  In the event the Company shall be obligated under
Section 2(a) hereof to pay the Expenses of any Proceeding against Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such Proceeding, with counsel approved by Indemnitee, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee under this Agreement, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same Proceeding, provided that (i) Indemnitee shall have the right to employ his counsel in any such Proceeding at Indemnitee's expense; and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Company; (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee in the conduct of any such defense; or (C) the Company shall not, in fact, have employed counsel to assume the defense of such Proceeding, then the fees and Expenses of Indemnitee's counsel shall be at the expense of the Company.

3.       Additional Indemnification Rights; Nonexclusivity
         -------------------------------------------------

     1. Scope. Notwithstanding any other provision of this Agreement, the Company hereby agrees to indemnify Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Company's Articles of Incorporation, the Company's Bylaws, or by statute. In the event of any change, after the date of this Agreement, in any applicable law, statute, or rule which expands the rights of a Nevada corporation to indemnify a member of is board of directors or an officer, such changes shall be, ipso facto, within the purview of Indemnitee's rights and Company's obligations, under this Agreement. In the event of any change in any applicable law, statute, or rule which narrows the right of a Nevada corporation to indemnify a member of its board of directors or an officer, such changes, to the extent not otherwise required by such law, statute, or rule to be applied to this Agreement shall have no effect on this Agreement or the parties' rights and obligations hereunder.

     2. Nonexclusivity. The indemnification provided by this Agreement shall not be deemed exclusive of any rights to which Indemnitee may be entitled under the Company's Articles of Incorporation, its Bylaws, any agreement, any vote of stockholders or disinterested directors, the Nevada Revised Statutes, or otherwise, for either an action in Indemnitee's official capacity and as to action in another capacity while holding such office, except that indemnification, unless ordered by a court pursuant to Section 5.1 of this Article or for the advancement of expenses made pursuant to Section 5.2 of this Article, may not be made to or on behalf of Indemnitee if a final adjudication establishes that Indemnitee's acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity even though he may have ceased to serve in such capacity at the time of any Proceeding.

4.        Partial Indemnification
          -----------------------

     If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, fines, or penalties actually or reasonably incurred by him in the investigation, defense, appeal or settlement of any Proceeding but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Expenses, judgments, fines or penalties to which Indemnitee is entitled.

5.        Mutual Acknowledgment
          ---------------------

     Both the Company and Indemnitee acknowledge that in certain instances, Federal law or public policy may override applicable state law and prohibit the Company from indemnifying its directors and officers under this Agreement or otherwise. For example, the Company and Indemnitee acknowledge that the
Securities and Exchange Commission (the "SEC") has taken the position that indemnification is not permissible for liabilities arising under certain federal securities laws, and federal legislation prohibits indemnification for certain ERISA violations. Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the SEC to submit the question of indemnification to a court in certain circumstances for a determination of the Company's right under public policy to indemnify Indemnitee.


                                      E-10.4

6.        Officer and Director Liability Insurance
          ----------------------------------------

     The Company shall, from time to time, make the good faith determination whether or not it is practicable for the Company to obtain and maintain a policy or policies of insurance with reputable insurance companies providing the officers and directors of the Company with coverage for losses from wrongful acts, or to ensure the Company's performance of its indemnification obligations under this Agreement. Among other considerations, the Company will weigh the costs of obtaining such insurance coverage against the protection afforded by such coverage. In all policies of director and officer liability insurance, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company's directors, if Indemnitee is a director; or of the Company's officers, if Indemnitee is not a director of the Company but is an officer. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain such insurance if the Company determines in good faith that such insurance is not reasonably available, if the premium costs for such insurance are disproportionate to the amount of coverage provided, if the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or if Indemnitee is covered by similar insurance maintained by a parent or subsidiary of the Company.

7.        Severability
          ------------

     Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company's inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. The provisions of this Agreement shall be severable as provided in this Section 7. If this Agreement or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.

8.        Exceptions
          ----------

     Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:


     1. Fraud, Recklessness or Willful Misconduct. To indemnify Indemnitee for Expenses incurred on account of the Indemnitee's conduct that is finally adjudged by a court to have constituted intentional misconduct, fraud, recklessness, or a knowing violation of the law and was material to the cause of action;

     2. Unlawful. If a final decision by a court having jurisdiction in the matter determines that such indemnification is not lawful.


9.       Construction or Definition of Certain Phrases or Terms
         ------------------------------------------------------

     1. For purposes of this Agreement, references to the "Company" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that if Indemnitee is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trusts or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

                                      E-10.5

     2. For purposes of this Agreement, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan; and references to "serving at the request of the Company" shall include any service as a director, officer, employee, or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner "not opposed to the best interests of the Company" as referred to in this Agreement.

     3. The term "Proceeding" as used herein shall include any threatened, pending or completed action, suit or proceeding or any inquiry or investigation, whether brought by or in the right of the Company or otherwise and whether of a civil, criminal, administrative, or investigative nature, in which the Indemnitee was, is, or is threatened to be involved as a party or otherwise, by reasons of the fact that he is or was a director or officer of the Company, or by reason of the fact that he is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action taken by him or any inaction on his part while acting in any such capacity, in each case whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under this Agreement.

     4. The term "Expenses" as used herein shall include, without limitation, expenses of investigations, judicial or administrative proceedings or appeals, judgments, fines and penalties, amounts paid in settlement by the Indemnitee, attorneys' fees (including fees and expenses of counsel selected by the Indemnitee) and disbursements, and any expenses of establishing a right to indemnification under Section 2 hereof.


10.      Counterparts
         ------------

     This Agreement may be executed in one or more counterparts, each of which shall constitute an original


11.      Successors and Assigns
         ----------------------

     This Agreement shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of Indemnitee and Indemnitee's estate, heirs, legal representatives, and assigns.


12.      Attorneys'  Fees
         ----------------

     In the event that any action is instituted by Indemnitee under this Agreement to enforce or interpret any of the terms hereof, Indemnitee shall be entitled to be paid all court costs and Expenses, including reasonable attorneys' fees, incurred by Indemnitee with respect to such action, unless as a part of such action, a court of competent jurisdiction determines that each of the material assertions made by Indemnitee as a basis for such action were not made in good faith or were frivolous. In the event of an action instituted by or in the name of the Company under this Agreement or to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all court costs and Expenses, including attorneys' fees, incurred by Indemnitee in defense of such action (including with respect to Indemnitee's counterclaims and cross-claims made in such action), unless as a part of such action the court determines that each of Indemnitee's material defenses to such action were made in bad faith or were frivolous.


                                      E-10.6

13.      Notice
         ------

     All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by and receipted for by the party addressee, on the date of such receipt, or (ii) if mailed by domestic certified or registered mail with postage prepaid, on the third business day after the date postmarked. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

14.      Consent to Jurisdiction
         -----------------------

     The  Company  and  Indemnitee  each  hereby  irrevocably   consent  to  the
jurisdiction of the courts of the State of Utah for all purposes in connection with any Proceeding which arises out of or relates to this Agreement.

15.      Choice of Law
         -------------

     This Agreement shall be governed by and its provisions construed in accordance with the laws of the State of Utah, as applied to contracts between Utah residents entered into and to be performed entirely within Utah.


16.      Contribution
         ------------

     If the full indemnification provided in Section 1 may not be paid to the Indemnitee because such indemnification is prohibited by law, then in respect of any actual or threatened Proceeding in which the Company is jointly liable with the Indemnitee (or would be if joined in such Proceeding), the Company shall contribute to the amount of Expenses incurred by the Indemnitee for which indemnification is not available in such proportion as is appropriate to reflect
(a) the relative benefits received by the Company on the one hand, and the Indemnitee on the other hand from the transaction from which such Proceeding arose and (b) the relative fault of the Company and the Indemnitee, as well as any other relevant equitable considerations. The relative fault of the Company, which shall be deemed to include its other directors, officers and employees, on one hand, and of the Indemnitee, on the other hand, shall be determined by reference to, among other things, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such Expenses. The Company agrees that it would not be just and equitable if contribution pursuant to this section were determined by any method of allocation that does not take into account the foregoing equitable considerations.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              CIMETRIX INCORPORATED


                              By:------------------

                              Its:-----------------


AGREED TO AND ACCEPTED BY
INDEMNITEE:

--------------------------------------
(Signature)


--------------------------------------
(Printed Name)


--------------------------------------
(Address)


                                     E-10.7

                                  Exhibit 10.12
   (Settlement Agreement and Mutual Release with Peter Manley and Jana Manley)


                     SETTLEMENT AGREEMENT AND MUTUAL RELEASE


     THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE ("Agreement") is entered into effective as of June 26, 2001, ("Effective Date") by and between Peter Manley and Jana Manley (the "Manleys") and Cimetrix Incorporated ("Cimetrix").


                                    RECITALS

A. On or about August 6, 1998, the Manleys commenced an action against Cimetrix and Paul Bilzerian ("Bilzerian") in the Third Judicial District Court in and for Salt Lake County, State of Utah, Civil No. 980907797 (the "Lawsuit").

B. In the Lawsuit, Cimetrix filed an answer and counterclaims against the Manleys. Bilzerian has also filed counterclaims against the Manleys.

C. The parties hereto now desire to avoid the further burden and expense of time-consuming litigation and desire to resolve the disputes existing between them on the terms set forth below.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Neither this Agreement nor any of the terms hereof or payments made pursuant hereto nor any of the negotiations of proceedings in connection herewith shall constitute or be construed as or be deemed to be evidence of an admission on the part of any of the parties of any liability or wrongdoing whatsoever, or the truth of any of the claims made by any of the parties in the Lawsuit or the lack of any merit of any of the defenses thereto or that any party has suffered any injury by reason of any alleged act of any other party or otherwise.



                                     E-10.8

     2. With the exception of the Manleys' obligations created herein, Cimetrix absolutely and unconditionally releases all claims it has against the Manleys that exist up through and including the Effective Date and 42 days thereafter, including, but not limited to, those claims asserted in the Lawsuit.

     3. With the exception of Cimetrix's obligations created herein, the Manleys absolutely and unconditionally release all claims they have against Cimetrix that exist up through and including the Effective Date and 42 days thereafter, including, but not limited to, those claims asserted in the Lawsuit.

     4. If Cimetrix obtains a dismissal with prejudice of all claims Bilzerian asserted in the Lawsuit against the Manleys ("Bilzerian Claims"), or if Cimetrix obtains a release of the Manleys from Bilzerian of the Bilzerian Claims, or if Cimetrix satisfies in full its obligation to indemnify the Manleys for the Bilzerian Claims as set forth in this Agreement, then the Manleys will release Bilzerian for the claims the Manleys ("Manley Claims") asserted against Bilzerian in the Lawsuit. If Cimetrix breaches any of its obligations under this Agreement, the Manleys may again reassert the Manley Claims against Bilzerian in any forum.

     5. The parties agree to cause their counsel to file a motion to dismiss the following claims with prejudice, all parties to bear their own respective costs and attorneys' fees: (i) all claims asserted by the Manleys against Cimetrix; and (ii) all claims asserted by Cimetrix against the Manleys. The Manleys will cause their counsel to file a motion to dismiss the Manleys Claims in the Lawsuit against Bilzerian without prejudice.


     6. Commencing September 30, 2001, and ending December 31, 2002, the Manleys will advise Cimetrix in writing of the number of shares of Cimetrix stock held by the Manleys and their assigns within ten business days after receipt of Cimetrix's written request for such information, but no more frequently then on a quarterly basis. Cimetrix may not use the Manleys' failure to comply with this obligation as a defense to Cimetrix's obligation to redeem the Manleys', or any of their assigns', Cimetrix Stock set forth in paragraph 7. Cimetrix's sole remedy for the breach of this covenant shall be specific enforcement of this covenant.


                                     E-10.9

     7. During the period of time from December 1, 2002 through December 31, 2002, ("Option Period"), the Manleys and their assigns Parr Waddoups Brown Gee & Loveless ("Parr Waddoups") in their respective sole discretion, shall have the right to require Cimetrix to redeem from them at any time during the Option Period ("Option") up to 80,000 shares of the Cimetrix common stock that they now own (or, in the case of an assignee, shares assigned to such assignee) ("Manley Stock") at the redemption price of two dollars and eighty cents ($2.80) per share (the "Option Purchase Price"). The Manleys or their assigns, as the case may be, shall make this redemption request in writing specifying the number of shares to be redeemed. Cimetrix shall have 30 days from the receipt of said notice within which to pay the Manleys or their assigns, as the case may be, the Option Purchase Price. In exchange for the Option Purchase Price, the Manleys or their assigns, as the case may be, agree to deliver to Cimetrix the certificates evidencing such shares, duly endorsed in blank, or accompanied by executed stock powers. The Manleys represent and warrant to Cimetrix, with the understanding that Cimetrix is relying upon such representations and warranties, that, except with respect to any Bilzerian Claims, they have good and marketable title to any Manley Stock to which the Option is exercised by them, and such stock is free and clear of any and all liens, charges, security interest, encumbrances, exceptions or adverse claims of any nature whatsoever and that the Manley Stock transferred to Parr Waddoups is free and clear of any liens, charges, security interest, encumbrances, exceptions or adverse claims of any nature whatsoever. If Bilzerian becomes an officer, director, employee or agent of Cimetrix prior to the Option Period, then Cimetrix shall notify the Manleys and their assigns in writing as soon as Cimetrix is aware that such appointment of Bilzerian will occur and after receipt of said notice by the Manleys or their assigns, as the case may be, the Option Period will be advanced and begin to run on the date that such notice was received by the Manleys or any assigns, as the case may be, and the Manleys and their assigns shall be entitled to require Cimetrix to purchase the Manleys' or their assigns' Manley Stock immediately thereafter at the Option Purchase Price.




                                     E-10.10

     If Cimetrix's average daily cash balance computed on a monthly basis is at or below one million two hundred fifty thousand dollars ($1,250,000), Cimetrix shall notify the Manleys and their assigns in writing within five (5) business days after Cimetrix's average daily cash balance is at or below one million two hundred fifty thousand dollars ($1,250,000). The average daily cash balance shall be computed on a monthly basis based upon Cimetrix's monthly bank statements. The computation of the average daily cash balance shall be made by adding together the daily closing balances of Cimetrix' bank or other financial accounts for the prior month, and then dividing the total by the number of days in that month. After receipt of said notice by the Manleys or their assigns, as the case may be, the Option Period will be advanced and begin to run on the date that such notice was received by the Manleys or their assigns, as the case may be, and the Manleys and their assigns shall be entitled to require Cimetrix to purchase the Manleys' or their assigns' Manley Stock immediately thereafter at the Option Purchase Price. If Cimetrix fails to notify the Manleys within five business days after its average daily cash balance is at or below one million two hundred fifty thousand dollars ($1,250,000) and the Manleys or their assigns elect to exercise the Option for some or all of the Manley Stock, the Option
Purchase Price shall bear interest at eight percent (8%) per annum compounded monthly, and shall begin to accrue from and after the last day of the month in which the average daily cash balance is at or below one million two hundred and fifty thousand dollars ($1,250,000). The Manleys or their assigns may request in writing copies of Cimetrix's bank statements ("Bank Statements") for the three months preceding the period of time covered by each Cimetrix quarterly report filed with the Securities and Exchange Commission. Cimetrix shall provide the Manleys or their assigns with copies of the Bank Statements within ten (10) days of the date of Manleys' or their assigns' request.



                                     E-10.11

     8. Cimetrix hereby agrees to indemnify and hold the Manleys harmless from and against the Bilzerian Claims whether asserted in the Lawsuit or in any other forum by Bilzerian and any successors and/or assigns to the Bilzerian Claims, and from all claims, damages and causes of action asserted directly or indirectly by Bilzerian arising out of the parties entering into this Agreement. The forgoing indemnification includes, but is not limited to, payment, when incurred, of the Manleys' attorneys' fees and costs in connection with their defense of the Bilzerian Claims asserted in the Lawsuit or in any other forum by Bilzerian or any of his successors and/or assigns, and the cost of defending against any claims asserted directly or indirectly by Bilzerian or his successors and assigns that arise out of or relate to this Agreement, including attorneys' fees. Cimetrix shall retain the right to appoint counsel for the Manleys and control their defense in a manner that is in the Manleys' best interest. Upon execution of this Agreement, Cimetrix shall immediately appoint counsel to defend the Manleys against the Bilzerian Claims.

     9. The Cimetrix Board of Directors shall pass a resolution rescinding that portion of its August 10, 1993, consent resolution ("Consent Resolution") requiring Peter Manley to offer a first right of refusal on the sale of any block of Cimetrix stock larger than 3,000 shares to W. Keith Seloas, Lincoln M. Dastrup, and W. Edward Red, their assigns or estates, and that portion of the August 10, 1993, Board Resolution requiring Peter Manley, prior to the sale of more than 10,000 shares of Cimetrix common stock, to notify the Board of Directors of Cimetrix of such sale. Cimetrix agrees to deliver to the Manleys, Lincoln M. Dastrup's release of any of his claims related to a right of first refusal to purchase the Manley Stock.


     10. Cimetrix hereby acknowledges and agrees that the Manleys are entitled to ownership of all shares awarded to Peter Manley under the Stock Agreement dated October 16, 1989, the Stock Option Agreement dated August 12, 1993, the Stock Option Agreement dated December 21, 1994, any other Cimetrix stock at issue in the Lawsuit, and any other Cimetrix stock owned by the Manleys. Cimetrix agrees not to, directly or indirectly, interfere with the Manleys' sale or assignment of any of their Cimetrix stock, and to provide any documents necessary for them to freely trade their shares of Cimetrix stock.




                                     E-10.12

     11. The parties agree that the terms of this Agreement shall be and remain confidential, to be disclosed only as required by law or by Cimetrix also as is reasonably necessary in the ordinary course of its business affairs. Cimetrix may not use the Manleys' failure to comply with this obligation as a defense to Cimetrix's obligation to redeem the Manleys' or their assigns' Manley Stock set forth in paragraph 7. Cimetrix's sole remedy for the breach of this covenant shall be specific enforcement of this covenant.

     12. Each of the parties agrees to execute and deliver all documents, provide all information, and take or forebear from all such action as may be necessary and appropriate to achieve the purposes of this Agreement.


     13. If any action is commenced to enforce any of the terms hereof, the successful party in such action shall be entitled to recover all necessary and reasonable attorneys' fees and costs in connection with such action.

     14. The parties hereto represent and warrant that they have been independently represented by counsel of their own choice and that each party has made a full investigation into the facts surrounding the matter and the settlement reflected in this Agreement and that each enters into this Agreement based upon his/her or its own investigation and the advice of counsel.

     15. Each party hereto acknowledges that such party has read and understands the effect of the above and foregoing instrument and executes the same of his/her or its free will and accord for the purposes and consideration set forth. None of the parties, nor anyone on their behalf has made any representation of fact, opinion or promise to induce the other to enter into this Agreement other than as set forth herein.





                                     E-10.13

     16. This Agreement contains the entire agreement between the parties and supersedes any and all prior agreements, arrangements, or understandings between the parties on all subjects in any way related to the transactions or occurrences described in or related to this Agreement. No oral understandings, statements, promises or inducements contrary to or inconsistent with the terms of this Agreement exist. This Agreement may be modified, amended, waived or supplemented only by means of a writing signed by all of the parties.

     17. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.


     18. This Agreement and each other document contemplated hereby will be, when duly executed and delivered, legal, valid and binding obligations of such party, enforceable in accordance with the terms thereof.

     19. This Agreement and each other document contemplated hereby are and shall be binding upon and enure to the benefit of each of the parties hereto and their respective heirs, successors and assigns.

     20. This Agreement shall be governed and construed according to the laws of the State of Utah.

     21. Cimetrix hereby consents to the assignment by the Manleys of 26,786 shares of Cimetrix common stock to Parr Waddoups as compensation for certain services performed by Parr Waddoups for the Manleys in connection with the Lawsuit. Cimetrix hereby agrees that during the Option Period, as provided herein, Parr Waddoups shall have the right to require Cimetrix to redeem such shares from Parr Waddoups at the Option Purchase Price and that Cimetrix shall make payment with respect to such redemption within thirty (30) days after receipt by Cimetrix of notice from Parr Waddoups of its exercise of the foregoing right.

                                     E-10.14

     Notwithstanding anything contained in paragraph 7 hereto, Cimetrix hereby agrees that with respect to such redemption by Cimetrix of the Parr Waddoups Cimetrix stock, Parr Waddoups shall not be obligated to represent and warrant to Cimetrix that it has good and marketable title to the Parr Waddoups Cimetrix shares, free and clear of any and all liens, charges, security interest, encumbrances, exceptions or adverse claims of any nature whatsoever; provided that Parr Waddoups shall represent and warrant to Cimetrix that it is transferring to Cimetrix such title to the Parr Waddoups Cimetrix shares as received by Parr Waddoups from the Manleys. Cimetrix further agrees that with respect to acceleration of the Option Period due to Bilzerian's involvement with Cimetrix or Cimetrix's average daily cash balance being at or below one million two hundred fifty thousand dollars ($1,250,000) as set forth in paragraph 7 hereof, Parr Waddoups shall have the same rights as those granted the Manleys and that Cimetrix shall provide Parr Waddoups notice as required therein. Cimetrix agrees to execute such documents as may be reasonably requested by Parr Waddoups with respect to the transfers contemplated herein and to properly reflect such transfers on the records of Cimetrix.


     22. Any notice or directive hereunder by any party intended for any other party shall be in writing and shall be physically delivered or sent by registered or certified mail, return receipt requested with postage prepaid, to such other party at the address set forth below, unless such other party shall have previously designated a different address by due notice hereunder:

To Cimetrix:                 To the Manleys:              To Parr Waddoups
CIMETRIX, INC.               C/o Stephen E. W. Hale       C/o Stephen E. W. Hale
Robert H. Reback             PARR WADDOUPS BROWN          PARR WADDOUPS BROWN
6979 South High Tech Drive   GEE & LOVELESS               GEE & LOVELESS
Midvale, Utah 84047          P. O. Box 11019              P. O. Box 11019
                             Salt Lake City,              Salt Lake City,
                             Utah 84147                   Utah 84147



                                     E-10.15

     23. This Agreement may be executed in separate counterparts. Each counterpart, when so executed and delivered, shall be an original, and all counterparts together shall constitute one and the same instrument. A copy of a signature page sent by facsimile shall be treated the same as an original signature. This Agreement shall become effective as of the day set forth above.



PETER MANLEY                                JANA MANLEY



----------------------------------          ------------------------------------




CIMETRIX INCORPORATED



By:      ----------------
         Robert H. Reback

Its:     President



















                                     E-10.16